CURRENT REPORT FOR ISSUERS SUBJECT TO THE
1934 ACT REPORTING REQUIREMENTS

FORM 8-K

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

January 21, 2004
Date of Report
(Date of Earliest Event Reported)

ONLINE PROCESSING, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	333-69270 (Commission File Number)	22-3774845 (IRS Employer Identification No.)

750 East Interstate 30, Suite 100, Rockwall, Texas 75087 (Address of principal executive offices (zip code))

972-771-2305
(Registrant's telephone number, including area code)

1048 Irvine Avenue #176, Newport Beach, CA92660, USA
(Former address)

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

On January 21, 2004, we agreed to sell all of the stock of our wholly owned subsidiary, Communication Field Services, Inc., a Nevada corporation (“CFS”), to Roger Henley, our former Chief Executive Officer, in consideration for 2,934,000 of the 3,260,000 shares of our common stock which he owned. Previously, on June 24, 2003, we had accepted the resignation of Mr. Henley as our Chief Executive Officer, President and Chief Financial Officer and as a director of Online Processing, Inc. Prior to Mr. Henley’s resignation, we ceased commercial operations at CFS due to our inability to secure funding needed to operate the business of CFS.

We are currently in the process of reviewing several new business opportunities with the intention to maximize shareholders’ interest. We are looking at possible business acquisitions in North America and internationally. At the date of this current report, no definitive agreement has been reached with any acquisition candidates.

ITEM 5. OTHER EVENTS

In conjunction with the sale of our wholly owned subsidiary, CFS, we moved our corporate offices to 750 East Interstate 30, Suite 100, Rockwell, Texas 75087. Our corporate facilities are shared with an unrelated company, which includes the use of telephones, equipment and the internet.

ITEM 6. RESIGNATION OF REGISTRANT’S DIRECTORS

On January 21, 2004, Online Processing, Inc. accepted the resignation of Peter Bowthorpe as its Chief Executive Officer, President and Chief Financial Officer and as a member of our Board of Directors, effective immediately. In conjunction with the sale of CFS, Mr. Bowthrope has chosen to pursue other interests.

The Board of Directors has designated Terri Wonderly, as our Chief Executive Officer and Chief Financial Officer until the Board designates her successor. In addition, Ms. Wonderly was appointed to serve as a director by the Board in order to fill a newly created Board seat. Since Mr. Bowthorpe has resigned as a director, Ms. Wonderly is now the Company's sole director and officer.

ITEM 7. FINANCIAL STATEMENTS, PRO-FORMA FINANCIAL INFORMATION AND EXHIBITS

(c)      Exhibits

         99.1    Amendment to Stock Pledge and Escrow Agreements

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

ONLINE PROCESSING, INC.

By: /s/ Terri Wonderly
Terri Wonderly
Chief Executive Officer

Dated: January 21 , 2004